BofA Funds Series Trust  -
Annual N-SAR report for the period ending 08/31/10

BofA CA Tax-Exempt Reserves
BofA Cash Reserves
BofA Government Plus Reserves
BofA Government Reserves
BofA Money Market Reserves
BofA Municipal Reserves
BofA NY Tax Exempt Reserves
BofA Tax Exempt Reserves
BofA Treasury Reserves
BofA Connecticut Municipal Reserves
BofA Massachusetts Municipal Reserves
(the "Funds")


Item 77 B - Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of BofA Funds Series Trust:

In planning and performing our audits of the financial statements of the BofA Tax-Exempt Reserves, BofA Cash Reserves, BofA Treasury Reserves, BofA New York Tax-Exempt Reserves, BofA California Tax-Exempt Reserves, BofA Government Reserves, BofA Municipal Reserves, BofA Money Market Reserves, BofA Government Plus Reserves, BofA Connecticut Municipal Reserves and BofA Massachusetts Municipal Reserves (each a series of BofA Funds Series Trust and hereafter collectively referred to as the "Funds") as of and for the year ended August 31, 2010, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board
(United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities that we consider to be material weaknesses as defined above as of August 31, 2010.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
October 22, 2010


Item 77E - Legal Proceedings:

BofA Advisors, LLC and BofA Distributors, Inc. (collectively, the BofA Group) are subject to a settlement agreement with the New York
Attorney General (NYAG) (the NYAG Settlement) and a settlement order with the SEC (the SEC Order) on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the BofA Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penaltiescollectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the BofA Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires BofA Advisors, LLC and its affiliates to make certain disclosures to investors relating to expenses. In connection with the BofA Group providing services to the BofA Funds, the BofA Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC (BACAP, now known as BofA Advisors, LLC) and BACAP Distributors, LLC (now known as BofA Distributors, Inc.) (collectively BAC), Nations Funds Trust and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the MDL). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, its Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action. On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. That stipulation was amended on February 4, 2010. The settlement has been preliminarily approved by the court. A final approval hearing on the settlement is scheduled for October 21 and 22, 2010. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court.


Item 77M - Mergers:
On July 29, 2010 the BofA Daily Cash Reserves, a series of the BofA Funds SeriesTrust (the Trust) was reorganized into BofA Cash Reserves, another series of the Trust. The Board of Trustees approved the reorganization at a meeting held on June 21, 2010.

Item 77Q1 - Exhibits:
Agreement and Plan of Reorganization

           AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of July 29, 2010, is by and among BofA Daily Cash Reserves (the "ACQUIRED FUND") and BOA Cash Reserves (the "ACQUIRING FUND"), each a series of BofA Funds Series Trust (the "TRUST"), and, for purposes of Section 9.2 of this Agreement, BofA Advisors, LLC ("BofA ADVISORS").

      This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 361(a) and
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE"), and any successor provision. The reorganization will consist of the transfer of all of the assets of the Acquired Fund in exchange for 'Trust Class shares of the Acquiring Fund (the "ACQUISITION SHARES") as set forth on Exhibit A hereto, and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and the distribution of the Acquisition Shares to the relevant shareholders of the Acquired Fund in liquidation of such Acquired Fund, all upon the terms and conditions set forth in this Agreement. The Acquired Fund and the Acquiring Fund are sometimes referred to herein as the "Funds".

      In consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TRANSFER OF ASSETS OF THE ACQUIRED FUND IN EXCHANGE FOR ASSUMPTION OF LIABILITIES AND ACQUISITION SHARES AND LIQUIDATION OF SUCH ACQUIRED FUND.

      1.1. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein,

            (a) The Acquired Fund will transfer and deliver to the Acquiring
                Fund and the Acquiring Fund will acquire, all the assets of the Acquired Fund as set forth in paragraph 1.2;

            (b) The Acquiring Fund will assume all of the Acquired Fund's liabilities and obligations of any kind whatsoever, whether absolute, accrued, contingent or otherwise, in existence on the Closing Date (as defined in paragraph
                1.2 hereof) (the "OBLIGATIONS"); and

            (c) The Acquiring Fund will issue and deliver to the Acquired
                Fund a number of Acquisition Shares equal in value to the net assets of the Acquired Fund, each determined as of the close of business on the Valuation Date (as defined in paragraph 2.1). Such transactions shall take place at the closing provided for in paragraph 3.1 (the "CLOSING").

      1.2. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all securities, dividends and interest receivable, receivables for shares sold and all other assets that are owned by the Acquired Fund on the closing date provided in paragraph 3.1 (the "CLOSING DATE") and any deferred expenses shown as an asset on the books of the Acquired Fund on the Closing Date.

      1.3. As provided in paragraph 3.4, on the Closing Date, or as soon thereafter as is conveniently practicable (the "LIQUIDATION DATE"). the Acquired Fund will liquidate and distribute PRO RATA to its shareholders of record, determined as of the close of business on the Valuation Date (as defined in paragraph 2.1), the Acquisition Shares received by the Acquired Fund pursuant to paragraph 1.1. Such liquidation and distribution will be accomplished by the transfer of the Acquisition Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund's shareholders and representing the respective PRO RATA number of Acquisition Shares due such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing Acquisition Shares in connection with such exchange.

      1.4. [Intentionally omitted.]

      1.5. As soon as practicable after the Closing Date, the Acquired Fund shall make all filings and take all other steps as shall be necessary and proper to effect its complete dissolution under applicable state law. After the Closing Date, the Acquired Fund shall not conduct any business except in connection with its dissolution.

2. VALUATION.

      2.1. For the purpose of paragraph 1, the value of the Acquired Fund's assets to be acquired by the Acquiring Fund hereunder shall be the value computed as of the last Board-approved valuation time on the Closing Date (such time and date being herein called the "VALUATION DATE") using the amortized cost valuation procedures approved by the Board of Trustees of the Trust, as described in the then current prospectuses or statement of additional information of the Acquiring Fund (collectively, as amended or supplemented front time to time, THE "ACQUIRING FUND PROSPECTUS"). The net asset value of the Acquisition Shares also shall be based on such amortized cost valuation procedures. The net asset value of the Acquired Fund's assets to be acquired by the Acquiring Fund shall be based on the amortized cost procedures that have been adopted by the Board of Trustees of the Trust; provided that if the difference between the per share net asset values of the Acquired Fund and the Acquiring Fund equals or exceeds $0.001 on the Valuation Date, as computed by using market values in accordance with the policies and procedures established by the Acquiring Fund, the Acquired Fund or the Acquiring Fund shall have the right to postpone the Valuation Date and the Closing Date until such time as the per share difference is less than $0.001.

3. CLOSING AND CLOSING DATE.

      3.1. The Closing Date shall be on July 29, 2010, or on such other date as the parties may agree. The Closing shall be held at BofA Advisors' offices, 100 Federal Street, Boston, Massachusetts 02110 (or such other place as the parties may agree), at 5:01 p.m., Eastern Daylight Time.

      3.2. At the Closing, the Acquired Fund shall cause the custodian of its assets (the "CUSTODIAN") to transfer all of the portfolio securities and cash and other assets held for its account to be transferred to the account of the Acquiring Fund, such portfolio securities and other assets to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery, thereof. The cash delivered shall be in the form of immediately available funds.

      3.3. In the event that on the Valuation Date (a) the Federal Reserve Bank of New York is closed or the New York Stock Exchange is closed to trading or trading thereon is restricted or such date precedes or follows a national holiday in which primary government dealers have closed early and/or the Bond Market Association recommends that the securities markets close early, or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund is impracticable, the Closing Date may be postponed by mutual agreement of the Funds until the first business day when such activities have been fully resumed and reporting shall have been restored; provided that if such activities have not been fully resumed and reporting restored within three business days of the Valuation Date, this Agreement may be terminated by either the Acquired Fund or the Acquiring Fund upon the giving of written notice to the other party.

      3.4. At the Closing, the Acquired Fund or its transfer agent shall deliver to the Acquiring Fund or its designated agent a list of the names and addresses of the Acquired Fund's shareholders and the number of outstanding shares of each class of the Acquired Fund owned by the Acquired Fund shareholder, all as of the Valuation Date. The Acquiring Fund will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that the Acquisition Shares issuable pursuant to paragraph 1.1 have been credited to the Acquired Fund's account on the books of the Acquiring Fund. On the Liquidation Date, the Acquiring Fund will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that such Acquisition Shares have been credited PRO RATA to open accounts in the names of the Acquired fund's shareholders as provided in paragraph 1.3.

      3.5. At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and dissolution contemplated by paragraph 1.

4. REPRESENTATIONS AND WARRANTIES.

      4.1. The Acquired Fund represents and warrants the following to the Acquiring Fund as of the date hereof, and agrees to confirm the accuracy and completeness in all material respects of the following on the Closing Date:

           (a) The Trust is a Delaware statutory trust that is duly organized, validly existing and in good standing under the laws of the State of Delaware;

           (b) The Trust is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 Act, as amended ("1940 Act") is in full force and effect, and the Acquired Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Amended and Restated Declaration of Trust of the 'Trust and the 1940 Act;

           (c) The Acquired Fund is not in violation in any material respect of any provision of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

           (d) The Acquired Fund has no material contracts or other commitments (other than this Agreement and such other contracts as may be entered into in the ordinary course of its business) that if terminated may result in material liability to the Acquired Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing Date will be due from the Acquired Fund;

           (e) To the knowledge of the Acquired Fund, except as has been disclosed in writing to the Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund, any of its properties or assets, or any person whom the Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

           (f) The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquired Fund, as of the last day of and for its most recently completed fiscal year, audited by PricewaterhouseCoopers LLP (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), fairly reflect the financial condition and results of operations of the Acquired Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquired Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquired Fund's most recently completed fiscal year;

           (g) Since the last day of the Acquired Fund's most recently completed fiscal year, there has not been any material adverse change in the Acquired Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquired Fund of indebtedness, except as disclosed in writing to the Acquiring Fund. For the purposes of this subparagraph
               (g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

           (h) All federal and other tax returns and reports of the Acquired Fund required by law to have been filed have been filed, and all federal and other taxes shown to be due on such returns and reports or on any assessment received have been paid, or provisions have been made for the payment thereat, except for amounts that alone and in the aggregate would not reasonably be expected to have a material adverse effect. All of the Acquired Fund's tax liabilities have been adequately provided for on its books. To the best of the Acquired Fund's knowledge, it does not have any tax deficiency or liability asserted against it or question with respect thereto raised, and it is not under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

           (i) The Acquired Fund meets the requirements of subchapter M of the Code for treatment as a "regulated investment company" within the meaning of Section 851 of the Code, and will continue meeting such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code. The Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and ether distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder;

           (j) All issued and outstanding shares of the Acquired Fund are duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquired Fund's then current prospectus or prospectuses or statement or statements of additional information (collectively, as amended or supplemented front time to time, the "ACQUIRED FUND PROSPECTUS")) by the Acquired Fund and have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquired Fund are outstanding:

           (k) The Acquired Fund's investment operations from inception have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquired Fund Prospectus, except as previously disclosed in writing to the Acquiring Fund;

           (l) The execution, delivery and performance of this Agreement has been duly authorized by the Board of Trustees of the Trust, and assuming the due authorization, execution and delivery of this Agreement by the Trust and BofA Advisors, this Agreement constitutes the valid and binding obligation of the Acquired Fund enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

           (m) The Acquisition Shares to be issued to the Acquired Fund pursuant to paragraph 1 are not being acquired for the purpose of making any distribution thereof other than to the Acquired Fund's shareholders as provided in paragraph 1.3;

           (n) The information provided by the Acquired Fund for use in the Registration Statement referred to in paragraph 5.2 is accurate and complete in all material respects and complies with federal securities and other laws and regulations as applicable thereto;

           (o) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as may be required and have been obtained under the Securities Act of 1933, as amended (the "1933 ACT"), the Securities Exchange Act of 1934, as amended (the "1934 ACT"), the 1940 Act and state securities or "Blue Sky" laws (which terms used herein shall include the laws of the District of Columbia and of Puerto Rico);

           (p) At the Closing Date, the Acquired Fund will have good and marketable title to its assets to be transferred to the Acquiring Fund pursuant to paragraph 1.1 and will have full right, power and authority to sell, assign, transfer and deliver the Investments (as defined below) and any other assets and liabilities of the Acquired Fund to be transferred to the Acquiring Fund pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities and payment therefore as contemplated by this Agreement, the Acquiring Fund will acquire good and marketable title thereto and will acquire the Investments and any such other assets and liabilities subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof, except as previously disclosed to the Acquiring Fund. As used in this Agreement, the term "INVESTMENTS" shall mean the Acquired Fund's investments shown on the schedule of its investments as of the date of its most recently completed fiscal year, referred to in subparagraph 4.1(f) hereof, as supplemented with such changes in the portfolio as the Acquired Fund shall make, and changes resulting from stock dividends, stock split-ups, mergers and similar corporate actions through the Closing Date; and

           (q) No registration of any of the investments would be required if they were, as of the time of such transfer, the subject of a public distribution by either of the Acquiring Fund or the Acquired Fund, except as previously disclosed by the Acquired Fund to the Acquiring Fund.

     4.2. The Acquiring Fund represents and warrants the following to the Acquired Fund as of the date hereof, and agrees to confirm the accuracy and completeness in all material respects of the following on the Closing Date:

           (a) The Trust is a Delaware statutory trust that is duly organized, validly existing and in good standing under the laws of the State of Delaware;

           (b) The Trust is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquiring Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Amended and Restated Declaration of Trust of the Trust and the 1940 Act;

           (c) The Acquiring Fund Prospectus conforms in all material respects to the applicable requirements of the 1933 Act and the rules and regulations of the Securities and Exchange Commission (hereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. and there are no material contracts to which the Acquiring Fund is a party that are not referred to in such Prospectus or in the registration statement of which it is a part;

           (d) The Acquiring Fund is not in violation in any material respect of any provisions of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation.

           (e) To the knowledge of the Acquiring Fund, except as has been disclosed in writing to the Acquired Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund, any of its properties or assets, or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

           (f) The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquiring Fund, as of the last day of and for its most recently completed fiscal year, audited by PricewaterhouseCoopers LLP (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), fairly reflect the financial condition and results of operations of the Acquiring Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquiring Fund's most recently completed fiscal year;

           (g) Since the last day of the Acquiring Fund's most recently completed fiscal year, there has not been any material adverse change in the Acquiring Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquiring Fund of indebtedness, except as disclosed in writing to the Acquired Fund. For the purposes of this subparagraph
               (g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

           (h) All federal and other tax returns and reports of the Acquiring Fund required by law to have been filed have been filed, and all federal and other taxes shown to be due on such returns and reports or on any assessment received have been paid, or provisions have been made for the payment thereof, except for amounts that alone and in the aggregate would not reasonably be expected to have a material adverse effect. All of the Acquiring Fund's tax liabilities have been adequately provided for on its books. To the best of the Acquiring Fund's knowledge, it does not have any tax deficiency or liability asserted against it or question with respect thereto raised, and it is not under audit by the internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

           (i) The Acquiring Fund meets the requirements of subchapter M of the Code for treatment as a "regulated investment company" within the meaning of Section 851 of the Code, and will continue meeting such requirements at all times through the Closing Date. The Acquiring Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code. The Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder;

           (j) All issued and outstanding shares of the Acquiring Fund are duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquired Fund's then current prospectus or prospectuses or statement or statements of additional information (collectively, as amended or supplemented from time to time, the "ACQUIRING FUND PROSPECTUS")) by the Acquiring Fund and have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquiring Fund are outstanding;

           (k) The Acquiring Fund's investment operations from inception have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquiring Fund Prospectus, except as previously disclosed in writing to the Acquired Fund;

           (l) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, and, assuming the due authorization, execution and delivery of this Agreement by the Trust and BofA Advisors, this Agreement constitutes the valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

           (m) The Acquisition Shares to be issued and delivered to the Acquired Fund pursuant to the terms of this Agreement have been duly authorized and, when so issued and delivered, will be duly and validly issued shares in the Acquiring Fund, and will be fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund, and no shareholder of the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof;

           (n) The information to be furnished by the Acquiring Fund for use in the Registration Statement referred to in paragraph 5.2 shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations applicable thereto; and

           (o) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required and have been obtained under the 1933 Act, the 1934 Act, the 1940 Act and state securities or "Blue Sky" laws (which terms as used herein shall include the laws of the District of Columbia and of Puerto Rico).

5. COVENANTS OF THE ACQUIRED FUND AND THE ACQUIRING FUND.

Each of the Acquired Fund and the Acquiring Fund hereby covenants and agrees with the other as follows:

      5.1. Except, in the case of the Acquired Fund, with respect to transactions contemplated by Section 8.6 hereof, the Acquiring
           Fund and the Acquired Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary periodic dividends and distributions.

      5.2. [Intentionally Omitted].

      5.3. [Intentionally Omitted].

      5.4. The Acquiring Fund will advise the Acquired Fund promptly if at any time prior to the Closing Date the assets of such Acquired Fund include any securities that the Acquiring Fund is not permitted to acquire.

      5.5. Subject to the provisions of this Agreement, the Acquired Fund and the Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party's obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

      5.6. The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or "Blue Sky" laws as it may deem appropriate in order to continue its operations after the Closing Date.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND.

           [Intentionally omitted.]

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.

      7.1. Bank of America Corporation or an affiliate shall have made a capital contribution to the Acquired Fund on or immediately prior to the Closing Date in an amount sufficient to restore the market-based net asset value of its shares to $1.00.

8. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND AND THE ACQUIRING FUND.

The respective obligations of the Acquired Fund and the Acquiring Fund hereunder are subject to the further conditions that on or before the Closing Date:

      8.1. On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

      8.2. All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Securities and Exchange Commission and of state "Blue Sky" and securities authorities) deemed necessary by the Acquired Fund or the Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except when failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquired Fund or the Acquiring Fund.

      8.3. [Intentionally Omitted].

      8.4. The Acquired Fund and the Acquiring Fund shall have received a favorable opinion of Goodwin Procter LLP, substantially to the effect that, on the basis of existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, pronouncements, and court decisions, generally for federal income tax purposes:

           (a) The transactions contemplated by this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

           (b) No gain or loss will be recognized by the Acquired Fund (i) upon the transfer of it assets to the Acquiring Fund in exchange for the Acquisition Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or (ii) upon the distribution of the Acquisition Shares by the Acquired Fund to its shareholders in liquidation, as contemplated in paragraph 1 hereof;

           (c) No gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Acquired Fund in exchange for the assumption of liabilities and obligations and issuance of the Acquisition Shares as contemplated in paragraph 1 hereof;

           (d) The tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer;

           (e) The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund;

           (f) No gain or loss will be recognized by the Acquired Fund's shareholders upon the exchange of all of their shares of the Acquired Fund for the Acquisition Shares;

           (g) The aggregate tax basis of the Acquisition Shares to be received by a shareholder of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund's shares exchanged therefore;

           (h) The Acquired Fund shareholder's holding period for the Acquisition Shares to be received will include the period during which the Acquired Fund's shares exchanged therefore were held, provided shat such shareholder held the Acquired Fund's shares as a capital asset on the date of the exchange; and

           (i) The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(e) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

               The opinion will be based on the continuing accuracy and completeness of certain factual representations made by officers of the Trust and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the reorganization will be as described above. There is no assurance that the Internal Revenue Service or a court would agree with the opinion.

      8.5. At any time prior to the Closing, any of the foregoing conditions of this Agreement may be waived jointly by the Board of Trustees of the Trust,if,in their Judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquired Fund or the Acquiring Fund.

9. BROKERAGE FEES AND EXPENSES.

      9.1. The Acquired Fund and the Acquiring Fund each represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

      9.2. All fees and expenses incurred in connection with the transactions contemplated herein shall be borne by BofA Advisors or an affiliated person of BMA Advisors.

10. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.

     10.1. The Acquired Fund and Acquiring Fund agrees that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

     10.2. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder except paragraphs 1.1, 1.2, 1.3, 1.5, 5.3, 5.5, 9, 10, 13 and 14.

11. TERMINATION.

     11.1. This Agreement may be terminated by the mutual agreement of Acquired Fund and Acquiring Fund. In addition, either the Acquired Fund or the Acquiring Fund may at its option terminate this Agreement at or prior to the Closing Date because:

           (a) of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date;

           (b) a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

           (c) any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this paragraph 11.1(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.

     11.2. If for any reason, except for willful default by a party, the transactions contemplated by this Agreement are not consummated, no party shall be liable to any other party for any damages resulting therefrom, including without limitation consequential damages.

12. AMENDMENTS.

      This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers the Trust, on behalf of the Acquired Fund and the Acquiring Fund.

13. NOTICES.

      Any notice, report. statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Trust, on behalf of the Acquired Fund or the Acquiring Fund. 100 Federal Street, Massachusetts 02110.
Attention: Secretary.

14. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; NON-RECOURSE.

     14.1. The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.2. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     14.3. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the state of Delaware, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

     14.4. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

               [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS THEREOF, each of the parties hereto has caused this agreement to be executed as set forth below.

                                 BofA FUNDS SERIES TRUST
                                 On behalf of the Acquired Fund


Attested by:

/s/ Peter T. Fariel
---------------------
Name: Peter T. Fariel
Title: Secretary                 By:  /S/ Barry Vallan
                                 Name: Barry S. Vallan
                                 Title: Deputy Treasurer and Controller

                                 BofA FUNDS SERIES TRUST
                                 On behalf of the Acquiring Fund

Attested by:

/s/ Peter T. Fariel
---------------------
Name: Peter T. Fariel
Title: Secretary                 By:  /S/ Barry Vallan
                                 Name: Barry S. Vallan
                                 Title: Deputy Treasurer and Controller

                                 Solely for the purposes of paragraph 9.2 of the Agreement

                                 BofA Advisors, LLC

Attested by:

/s/ Peter T. Fariel
---------------------
Name: Peter T. Fariel
Title: Secretary                 By:  /S/ Jeffrey R. Coleman
                                 Name: Jeffrey R. Coleman
                                 Title: Managing Director

EXHIBIT A

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         ACQUIRED FUND                       ACQUIRING FUND
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  BofA Daily Cash Reserves                 BofA Cash Reserves
       - Trust Class                       - Trust Class
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